EXHIBIT 99.1

Press Release

HALLADOR ENERGY REPORTS 2018 ANNUAL EARNINGS

AND UPDATES SALES GUIDANCE THROUGH 2022

DENVER, March 11, 2019 - Hallador Energy Company (Nasdaq: HNRG) reports financial and operating results for the year ended December 31, 2018.   Hallador filed its Form 10-K after the markets closed today.

Brent Bilsland, President and Chief Executive Officer, commented, “We have had an exceptional sales season.  As a result, we are raising our 2019 sales guidance to 8.2 million tons from 7.3 million tons in 2018.  Additionally, we are forecasting sales of 8.0 million tons annually for 2020-2022 time frame.  Currently we have 78% of our production sold for the next four years, providing great cash flow visibility for Hallador shareholders.  Additionally, we have nearly doubled the number of power plants we serve from 9 in 2017 to 17 powerplants today.  We estimate our new customers’ total demand to be 165% greater than the customers we served in 2017, providing exciting new sales opportunities going forward.”

Highlights for the year include:

•	Net Income

o	$7.6 million, $0.25 per share for the year ended December 31, 2018.

•	Coal Sales

o	Contracted 12.0 million tons of additional coal sales during the year for the 2019-2022 time period.

o	Dramatically increased the number of power plants served as a result of three fundamental changes in our market:

•	A large Indiana industrial customer chose to close their coal mines and purchase coal from Sunrise under long-term contracts.

•	The addition of our new Princeton Loop has allowed us to access new markets served by the Norfolk and Southern Railroad (NS).

•	A greater percentage of Illinois Basin (ILB) coal is going to export, thus tightening supply. This has led to new customers contracting with Sunrise for the first time.

•	Production

o	Reopened the Carlisle Mine, returning Sunrise’s production capacity to 10.5 million tons annually.

o	Produced 7.6 million tons of coal in 2018, up from 6.6 million tons in 2017.

o	Anticipating over 8.0 million tons of production annually for the next 4 years.

The table below represents some of our critical metrics (in thousands except for per ton data):

	Years Ended December 31,
	2018	2017
Net Income	$7,621	$33,076
Total Revenues	$293,557	$271,633
Tons Sold	7,365	6,574
Average Price per Ton	$39.62	$40.80
Bank Debt	$188,463	$201,992
Operating Cash Flow	$51,570	$65,771
Adjusted EBITDA*	$74,085	$83,870
Adjusted Free Cash Flow **	$35,839	$58,351
_____________________________________
*Defined as EBITDA plus stock-based compensation and ARO accretion, less the effects of our equity method investments and Hourglass Sands.
**Defined as net income plus deferred income taxes, DD&A, ARO accretion, and stock compensation, less maintenance capex and the effects of our equity method investments.

EBITDA, adjusted EBITDA, and adjusted free cash flow should not be considered alternatives to net income, income from operations, cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP.  Our method of computing EBITDA, adjusted EBITDA, and adjusted free cash flow may not be the same method used to compute similar measures reported by other companies.

Management believes that the presentation of such additional financial measures provides useful information to investors regarding our performance and results of operations because these measures, when used in conjunction with related GAAP financial measures, (i) provide additional information about our core operating performance and ability to generate and distribute cash flow, (ii) provide investors with the financial and analytical framework upon which management bases financial, operation, compensation, and planning decisions, and (iii) present measurements that investors, rating agencies, and debt holders have indicated are useful in assessing our results.

Reconciliation of GAAP “net income” to non-GAAP “adjusted EBITDA” (in thousands).

	Years Ended December 31,
	2018	2017
Net income	$7,621	$33,076
Income tax benefit	(4,075)	(19,194)
Loss from Hourglass Sands	1,169	-
Loss (income) from equity method investments	187	(365)
Purchased contract amortization	-	8,922
DD&A	44,157	38,495
ARO accretion	1,167	861
Loss on impairment & disposal of assets	561	45
Loss on marketable securities	226	-
Interest Expense	16,288	12,413
Other amortization	3,614	2,351
Stock-based compensation	3,170	7,266
Adjusted EBITDA	$74,085	$83,870

Reconciliation of GAAP “net income” to non-GAAP “adjusted free cash flow” (in thousands).

	Years Ended December 31,
	2018	2017
Net Income	$7,621	$33,076
Loss (income) from equity method investments	187	(365)
Purchased contract amortization	-	8,922
Deferred income tax benefit	(2,287)	(16,446)
DD&A	44,167	38,495
ARO accretion	1,167	861
Deferred financing costs amortization	2,024	1,829
Change in fair value of interest rate swaps	2,182	(723)
Loss on impairment & disposal of assets	561	45
Maintenance capex	(22,655)	(11,400)
Stock-based compensation less taxes paid	2,872	4,057
Adjusted Free Cash Flow	$35,839	$58,351

Conference Call

As previously announced our earnings conference call for financial analysts and investors will be held on Tuesday, March 12, 2019, at 2:00 pm eastern time.  Dial-in numbers for the live conference call are as follows:

Toll-free (888) 347-5317

Canadian Callers Toll-free (855) 669-9657

Conference ID #: Hallador Energy Company HNRG Call

An audio replay of the conference call will be available for one week. To access the audio replay, dial US Toll-Free (877) 344-7529; Canada Toll-Free (855) 669-9658 and request to be connected to replay access code 10127968.

Hallador is headquartered in Denver, Colorado and through its wholly owned subsidiary, Sunrise Coal, LLC, produces coal in the Illinois Basin for the electric power generation industry. To learn more about Hallador or Sunrise, visit our website at www.halladorenergy.com.

Contact:Rebecca Palumbo

Investor Relations

Phone:(303) 839-5504 ext. 316